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                                                                      Exhibit 21
                                                                      ----------


                         Subsidiaries of the Registrant
                         ------------------------------


     Certain active subsidiaries of the Registrant and their subsidiaries are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.


                                        State of
Name                                 Organization
----                                 ------------

Neches River Holding Corp.           Delaware

Port Arthur Coker Company L.P.       Delaware

Premcor P.A. Pipeline Company        Delaware

The Premcor Refining Group Inc.      Delaware

Premcor USA Inc.                     Delaware

Sabine River Holding Corp.           Delaware